EXHIBIT 10.1

DISTRIBUTOR AGREEMENT

This Distributor Agreement ("Agreement") is made and effective on December 8, 2017, by and between BioCorRx® Inc., having offices at 2390 E. Orangewood Avenue, Suite 575, Anaheim, CA 92806 ("Company") and CERECARE with its principal place of business at 6900 S. McCarran Blvd., #1010, Reno NV 89509, ("Distributor").

Recitals.

Whereas, BioCorRx® has intellectual property and other rights in a unique and proprietary Naltrexone Implant Product (defined below) that permits a single-administration of long-acting Naltrexone for treatment of patients for multiple months (there is no specific length of time guaranteed for the longevity of the implant. It can vary widely from person to person);

Whereas, the BioCorRx® Recovery Program (the “BR Program”) can achieve, when coupled with the Naltrexone Implant Product, improved treatment outcomes for patients suffering from addiction;

Whereas, CERECARE desires to be the distributor of the BR Program inclusive of the Naltrexone Implant Product to its physician and clinic customers (“CERECARE Customers”) at the locations (“Locations” as defined below) under the financial terms as further set forth in Exhibit A below.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions

As used herein, the following terms shall have the meanings set forth below:

a.	“BR Program” means BioCorRx® has developed and owns worldwide rights to the BioCorRx® Recovery Program. The BioCorRx® Recovery Program is a comprehensive addiction treatment program which includes proprietary cognitive behavioral therapy (CBT) modules, coupled with the Naltrexone Implant Product, which is tailored to promote recovery from addiction opioids and alcohol. BR Program options, current customer pricing and ordering instructions are further defined in Exhibit B.

b.	"Territory" shall mean the following described geographic areas and/or particular CERECARE Customers:

•	Medical facilities located within the USA (except Arizona), Mexico and Canada at which CERECARE Customers offer the BR Program to patients; and

•	Exclusively in the state of Nevada for a period of 24 months from the effective date of the first fully executed Medicine Supply Agreement between a CereCare Customer treating patients in Nevada and Company To retain exclusivity for the 24-month period, at least one CereCare Customer must be active in Nevada. Active shall mean that the Medicine Supply Agreement with Company is in good standing and CereCare customer is marketing and promoting the BR Program. Thereafter the exclusivity shall be extended for an additional 12 months so long as Distributor establishes at least 5 new CereCare Customers treating patients in Nevada prior to end of 24-month period. Establish shall mean that each customer has an active Medicine Supply Agreement with the Company in good standing. Exclusivity as described in this agreement shall be terminated unilaterally by Company at such time as any Naltrexone Implant Product in which Company has a financial interest is approved by the FDA or such time as there is a change in majority control of the Company. Exclusivity termination shall be effective immediately upon such events, unless extended by mutual agreement of all related parties.

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2. Appointment

1.	Company hereby appoints Distributor as its Authorized Distributor for the BR Program in the Territory. Distributor's sole authority, with respect to the BR Program shall be to solicit orders for the Product in the Territory in accordance with the terms of this Agreement and Section 1.b. Distributor shall not have the authority to make any commitments whatsoever on behalf of Company. CERECARE, as a distributor and not a medical provider hereby agrees not to procure Naltrexone Implant from any source other than BioCorRx without prior written approval of BioCorRx.

3. General Duties

Distributor shall use its best efforts to promote the Product and maximize the sale of the Product in the Territory. Distributor will devote adequate time and effort to perform its obligations. Distributor shall neither advertise the Product outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written consent of Company. Distributor's task is to solicit promote, market, and advertise the BR Program in the Territory including individuals, businesses, government entities, resellers, dealers, retailers, and others.

4. Reserved Rights

Company reserves the right to exhibit, advertise, market, attend conferences, and solicit orders directly from and sell directly to any potential customers in the Territory including individuals, businesses, government entities, resellers, dealers, retailers, and others within the Territory other than into those parts of the Territory that are exclusive to Distributor, if any.

5. Conflict of Interest

Distributor warrants to Company that it does not currently represent or promote any lines or Product that compete with the Product, only with respect medicine assisted treatment.

6. Independent Contractor

Distributor is an independent contractor, and nothing contained in this Agreement shall be construed to (1) give either party the power to direct and control the day-to-day activities of the other; (2) constitute the parties as partners, joint venturers, co-owners or otherwise; or (3) allow Distributor to create or assume any obligation on behalf of Company for any purpose. Distributor is not an employee of Company.

7. Purchases and Sale of the Product

A.	Prices and Terms of Sale. Company shall provide Distributor with copies of its current price lists, proof of delivery, and its standard terms and conditions of orders, as established from time to time. Distributor shall quote to customers only those authorized prices, terms and conditions, and shall have no authority to negotiate or offer any discount to such prices or change any such terms and conditions, without the consent of Company. Company may change the prices, terms and conditions, provided that it gives Distributor at least thirty (30) days prior written notice of any changes; however, such changes shall not affect any existing contacts or pricing agreements. Each order for a Product shall be governed by the prices, terms and conditions in effect at the time the order is accepted, and all quotations by Distributor shall contain a statement to that effect. How will this relate to Medicine Supply Agreement where MD can terminate or negotiate if not agreeable? Still a question.

B.	Quotations. The parties shall furnish to each other copies of all quotations submitted to CERECARE Customers. Current product pricing is further defined in Exhibit B.

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C.	Orders. All orders for the Products shall be faxed to pharmacy by the customer in the Territory. Company shall promptly furnish to Distributor informational copies of all orders sent by customers in the Territory. Shouldn’t Company also give delivery notice to CereCare Customers or is that assumed to be covered in Medicine Supply Agreement?

D.	Acceptance. All orders obtained by the customer in the Territory shall be subject to acceptance by Company at its principal office currently located at the address listed for Company at the beginning of this Agreement. Distributor shall have no authority to make any acceptance or delivery commitments to customers. Company specifically reserves the right to reject any order or any part thereof for any reasonable reason. Company shall send copies to Distributor of any written acceptances on commissionable orders.

E.	Credit Approval. Company shall have the sole right of credit approval or credit refusal for its customers in all cases.

F.	Collection. It is expressly understood by Distributor that full responsibility for all collection rests with Company, provided, at Company’s request, Distributor will provide reasonable assistance in collection of any accounts receivable.

G.	Inquiries from Outside the Territory. Distributor shall promptly submit to Company, for Company’s attention and handling, the originals of all inquiries received by Distributor from customers outside the Territory.

H.	Product Availability. Company shall not be responsible to Distributor or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to a cause beyond Company’s reasonable control. j p.

8. Trademarks

During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized Distributor of the Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Company may adopt from time to time (“Trademarks”). Distributor shall not alter or remove any Trademark applied to the Products. Except as set forth in this Article 9, nothing contained in this Agreement shall grant to Distributor any right, title or interest in the Trademarks. Distributor may modify manuals or forms as needed in the course of marketing to new or existing CereCare Customers. All such modified materials to be reviewed and approved by BioCorRx.

9. Indemnification

The Company shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its trade names and any applicable patents. The Company agrees to indemnify, hold the Distributor harmless against and pay all losses, costs, damages or expenses, whatsoever, including counsel fees, which the Distributor may sustain or incur on account of infringement or alleged infringements of patents, trademarks or trade names resulting from the sale of the Company's products, or arising on account of warranty claims, negligence claims, product liability claims or similar claims by third parties. The Distributor shall promptly deliver to the Company any notices or papers served upon it in any proceeding covered by this Indemnification Agreement, and the Company shall defend such litigation at its expense. The Distributor shall, however, have the right to participate in the defense at its own expense unless there is a conflict of interest (under what circumstances?), in which case, the Distributor shall indemnify the Company for the expenses of such defense including counsel fees.

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10. Term and Termination

Initial Term. The initial term of this Agreement will commence upon execution of the Agreement and continue for a period of three (3) years (the “Term”), unless sooner terminated in accordance with paragraph 10.

Renewal Term. Prior to or upon completion of the term this agreement CERECARE and BioCorRx® will negotiate reasonably and in good faith to renew the terms of this agreement, unless it is terminated earlier in accordance with this Agreement.

Termination. This Agreement may be terminated as follows:

Termination upon Occurrence of Certain Events. This Agreement may be immediately terminated if either party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy, has its affairs placed in the hands of a receiver, or is deemed insolvent by a court of competent jurisdiction.

Termination Following Breach. Should either party be in material breach of or in non-compliance with any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of such breach. A material breach shall include a failure to perform any material obligation hereunder, including without limitation, a failure to pay any amount due hereunder or under any purchase order issued hereunder when due, other than amounts which Distributor disputes in good faith. If the breach is not corrected or compliance not restored within thirty (30) days of the date of such notice, this Agreement may be terminated immediately and automatically at the end of such thirty (30) day period. The failure of either party to provide notice of the breach of any provision hereof will not affect in any way the full right to require performance at any time thereafter; nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

Termination by Mutual Agreement. The parties may jointly agree to terminate this Agreement at any time and for any reason. Such termination shall be mutually agreed in writing.

Effect of Termination.

Upon any termination (including expiration) of this Agreement, each party shall return to the other party all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring, or relating to Confidential Information of the other party.

Termination of this Agreement will not affect rights and obligations of either party that may have accrued prior to the date of termination, or any obligation in paragraph 9 (indemnification), paragraph 11 (confidential information), paragraph 14 (governing law), and paragraph 15 (attorney fees).

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11.   Confidential Information

Distributor acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company’s technology, and products that are confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it in written or other tangible form or orally, identified as confidential, by Company without the prior written consent of Company. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor, Company shall advise whether or not it considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Company, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing any of Company’s confidential information. This section shall not apply to any confidential information which is or becomes generally known and available in the public domain through no fault of Distributor.

The obligations undertaken by each Party under this Section 11 shall continue in force for a period of two (2) years following the termination or expiration of this Agreement. During the term of this Agreement, CERECARE will not engage in any other consulting or other business activity involving a naltrexone related compound that would be directly competitive with BioCorRx®. Furthermore, for a period of two (2) years after termination of agreement, CERECARE also will not assist any person or entity in actively competing with BioCorRx® in relation to its BR Program in so far as such competition involves the use of naltrexone or any of its compounds, or in preparing to compete with BioCorRx® in connection with the use of naltrexone or any of its compounds. The Addiction Treatment Program (BR Program) consists of Naltrexone Implant therapy as it relates to alcohol and narcotics addiction treatment, including its attendant psychotherapy components in an integrated program. In addition, for a period of two (2) years after the termination of the agreement, neither party will solicit either directly or indirectly, any employee of the other party to leave the other party’s employment for other employment or assist any person or entity in doing the same, and neither party will solicit or sell to any customer, partner, affiliate, investor or supplier of the other party in connection with any product involving naltrexone or any of its compounds. Each party shall also notify the other of any offers or proposals received during the Term.

12. Notices

All notices required or permitted by this agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized overnight delivery service. Notices shall be made as follows:

If to Company:

Attn: Brady Granier, CEO

BioCorRx Inc.

2390 E. Orangewood Avenue, Suite 575

Anaheim, CA 92806

USA

Email: brady@biocorrx.com

If to Distributor:

Walter Del Marting

CERECARE

6900 S. McCarran Blvd., #1010

Reno, NV 85909

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13. Assignment

A mutually agreed consideration for BioCorRx®’s entering into this Agreement is the reputation, goodwill honored and enjoyed by CERECARE under CERECARE’s present ownership, and, accordingly, CERECARE agrees that CERECARE’s rights and obligations under this Agreement may not be transferred or assigned (directly or indirectly) without the prior written consent of BioCorRx®, which consent may be refused or conditioned in BioCorRx®’s sole discretion, but will not be unreasonably withheld. BioCorRx® may freely assign and otherwise transfer this Agreement, or any right or obligation of CERECARE hereunder, without obtaining the written consent of CERECARE. Any attempted assignment not in accordance with this Section 16 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

14. Governing Law. The laws of the state of California, without regard to conflicts of law principles, will govern this Agreement and its subject matter, construction, and the determination of any rights, duties, or remedies of the parties arising out of or relating to this Agreement, its subject matter, or any of the transactions contemplated by this Agreement.

15. Attorney Fees. In the event of any litigation/arbitration arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and costs and expenses of litigation/arbitration from the non-prevailing party as shall be approved by a court or other trier of fact.

16. Counterparts. This Agreement may be executed in counterparts both of which shall be deemed originals. Captions are intended for convenience of reference only.

17. Joint Preparation. Each party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each party represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CereCare, LLC	BioCorRx®, Inc.

Signature: Walter Del Marting	Signature: Brady James Granier

By:	By:
Title: CFO/COO	Title: CEO
Date: 12/10/17	Date: 12/10/17

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Exhibit A

Financial and Distribution Terms

By the terms of this Agreement, CERECARE is appointed an authorized distributor of the BioCorRx® Recovery Program inclusive of the Naltrexone Implant Product. This appointment shall cover all CERECARE Locations and CERECARE Customers (as defined above) as follows: Non-exclusively within the US, Mexico and Canada, excluding Arizona; and, exclusively within Nevada for initial term of 24 months with possible 12-month extension as described in section 1.b.

BioCorRx® will provide available Educational Resources, including but not limited to: marketing material, product and process know-how and consulting services to CERECARE and to CERECARE Customers, as needed, and as the parties may jointly determine is required to initiate service at Locations. BioCorRx will not be required to create new resources or marketing materials but will share any new resources or materials relevant to the BR Program.

1.	At the time of the execution of this Agreement CERECARE will be obligated to pay BioCorRx®, as a one-time distribution fee, one hundred thousand dollars ($100,000) (Distribution Fee) as follows: $50,000 to be received by December 11, 2017 and the balance of $50,000 to be received by 12/31/17.

2.	As consideration for the distribution rights set forth herein, CERECARE shall receive, upon full payment of $100,000 being received by BioCorRx, 1,000,000 (one million) restricted common stock of publicly listed BioCorRx®.

3.	During the term of this agreement and contingent on full distribution fee paid to BioCorRx, CERECARE will also be granted an option to purchase 500,000 (five hundred thousand) restricted stock of publicly listed BioCorRx® stock an exercise price of $0.10 per share, fully vested at time of grant and exercisable for a period of 5 years, subject to achievement the following milestones:

a.	An option to purchase 100,000 (one hundred thousand) shares of restricted stock shall be granted for each CERECARE Customer Location that signs up to offer the Product under the terms of an executed BioCorRx® Medicine Supply Agreement.

b.	This option shall cover up to 5 CERECARE Customer Locations all of which must be opened within 6 months of the execution of this Agreement. Included in the total of 5 shall be the CERECARE Customer Location operated by Dr. Feliciano Serrano in Huntington Park, CA.

4.	Also, contingent to full receipt of distribution fee by BioCorRx, CERECARE will also be granted an option to purchase 500,000 (five hundred thousand) restricted stock of publicly listed BioCorRx® stock an exercise price of $0.15 per share, fully vested and exercisable at time of grant for a period of 5 years, subject to achievement of and upon completion of the following milestones:

a.	At such time as a total of $250,000 in revenue is collected directly related to BR Program sales from CERECARE Customer Locations, all 500,000 (five hundred thousand) options to purchase BioCorRx® shares granted hereunder, shall be immediately vested.

b.	CereCare would have 1 year from the effective date to achieve this milestone (5.a.)

5.	If any change is made in, or other events occur with respect to the Common Stock subject to a Stock option after the effective date of the Agreement, all common stock and all stock options issued to CERECARE shall be subject pro rata adjustments in the event of BioCorRx® capitalization adjustments.

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